SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): June 18, 2025

Bausch Health Companies Inc.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	001-14956	98-0448205
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2150 St. Elzéar Blvd. West

Laval, Quebec

Canada H7L 4A8

(Address of Principal Executive Offices) (Zip Code)

514-744-6792
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, No Par Value	BHC	New York Stock Exchange, Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Bausch + Lomb Secured Notes Offering

On June 18, 2025, Bausch + Lomb Corporation (“Bausch + Lomb”), a subsidiary of Bausch Health Companies Inc. (the “Company”), issued a press release announcing that Bausch + Lomb’s subsidiaries, Bausch & Lomb Incorporated, a New York corporation, and Bausch+Lomb Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (such subsidiaries, the “Issuers”), priced an offering of €675 million aggregate principal amount of senior secured floating rate notes due 2031 (“Notes”). The size of the offering was increased from the previously announced €600 million aggregate principal amount of Notes. The Notes will be sold to investors at a price of 99.500% of the principal amount thereof.

As previously announced, Bausch + Lomb is also seeking to partially refinance its credit agreement, whereby it intends to obtain a $2.325 billion new term B loan facility (the “New Term B Loan Facility”) and a new $800 million revolving credit facility (the “New Revolving Credit Facility”). The New Term B Loan is expected to accrue interest at a rate of Term SOFR + 4.25% per annum. The allocated size of the New Term B Loan Facility was increased from the previously announced $2.2 billion. Bausch + Lomb intends to use the net proceeds from the Notes offering and the New Term B Loan Facility to repay in full the outstanding borrowings under its existing revolving credit facility, to refinance in full its outstanding term A loans due 2027 and term B loans due 2027 and to pay related fees and expenses.

The closing of the Notes offering is not contingent upon the closing of the New Term B Loan Facility or the New Revolving Credit Facility.

The Notes will be guaranteed by Bausch + Lomb and each of its subsidiaries (other than the Issuers) that are guarantors under its credit agreement and will be secured on a first priority basis by liens on the same assets that secure the obligations under its credit agreement and 8.375% senior secured notes due 2028.

Closing of the Notes offering is expected to occur on June 26, 2025, subject to customary closing conditions.

The Notes are being offered in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes have not been and will not be qualified for sale to the public by prospectus under applicable Canadian securities laws and, accordingly, any offer and sale of the Notes in Canada will be made on a basis which is exempt from the prospectus requirements of such securities laws.

The New Term B Loan Facility and New Revolving Credit Facility are also expected to close on June 26, 2025; however, there can be no assurances that Bausch + Lomb will be able to complete the New Term B Loan Facility and/or New Revolving Credit Facility transactions on the terms described above or at all.

A copy of the press release issued by Bausch + Lomb related to the Notes offering is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

This Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 do not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Notes have not been and will not be qualified for sale to the public by prospectus under applicable Canadian securities laws and, accordingly, any offer and sale of the securities in Canada will be made on a basis which is exempt from the prospectus requirements of such securities laws.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release of Bausch + Lomb Corporation, announcing the pricing of the Notes offering, on June 18, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAUSCH HEALTH COMPANIES INC.

By:	/s/Jean-Jacques Charhon
Name:	Jean-Jacques Charhon
Title:	Executive Vice President, Chief Financial Officer

Date: June 18, 2025